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                                                                     EXHIBIT 4.1

Employment Contract Svein Rennemo                                         Page 1
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Translation from Norwegian

                               EMPLOYMENT CONTRACT

                                     BETWEEN

                      PETROLEUM GEO-SERVICES ASA, LYSAKER

                                       AND

                   CEO/GROUP MANAGING DIRECTOR SVEIN RENNEMO


Svein Rennemo, born 24 July 1947, is appointed as the company's CEO/Group Managing Director as from 7 November 2002.

As CEO/Group Managing Director Svein Rennemo shall perform the tasks that ensue from the Companies Act (Norway), the job description, if any, and instructions from the company's Board of Directors and the Chairman of the Board. The CEO/Group Managing Director reports to the Board.

SALARY ETC.

His annual salary will be NOK 3,250,000.-, 1/12 of which will be paid out on the 25th of each month, except for the month in which holiday pay is paid. Salary will be reviewed annually as of 1 January, the first time being 1 January 2004.

Car expenses will be paid in the sum of NOK 150,000.- p.a.

Svein Rennemo will be included in the company's group life, accident and travel insurance and any other personal insurances held by the company.

BONUS

It will be possible for Svein Rennemo to obtain a bonus of up to 40% of his regular salary. The criteria for payment of bonus will be laid down in a separate agreement between the Board and the CEO.

PENSION

No pension rights will be earned. In compensation for this Svein Rennemo will receive NOK 250,000.- p.a.

The stipulated retirement age is 60 years. Svein Rennemo's further connection with the company after that will be discussed by the parties within six months before he turns 60.



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Employment Contract Svein Rennemo                                         Page 2
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OPTIONS

Svein Rennemo will receive options at a date to be defined later. The number, price and term to maturity will be specified in the options agreement.

ASSIGNMENTS OUTSIDE THE COMPANY

Svein Rennemo shall spend all of his working time on the position as CEO. All and any outside assignments, including unpaid assignments, must be approved in advance by the Chairman of the Board.

TERMINATION OF EMPLOYMENT

The period of notice is 12 months for either party, with curtailment for other income with the exception of unearned income.

A decision as to whether the CEO/Group Managing Director is to be under obligation to work for up to 3 months during the period of notice, will be made by the company. Even if the work obligation is not brought to bear, the CEO/Group Managing Director shall not take employment in a company that directly or indirectly operates in competition with Petroleum Geo-Services ASA or its subsidiaries.

If Svein Rennemo is in breach of his obligations, this contract may be terminated with immediate effect. Nevertheless the company will be entitled (but not obliged) to make the non-competition clause effective in return for maintaining payments of salary. At any time whatsoever the company may, at its option, decide to cease payment of salary, but then the non-competition clause will cease to apply.

CONFIDENTIALITY

While employed by the company and also after his employment ceases, Svein Rennemo shall observe confidentiality concerning all knowledge and information relating to the company, its business and administrative matters that may be useful to companies that compete directly or indirectly with Petroleum Geo-Services ASA and its subsidiaries.

HOLIDAYS

Svein Rennemo is entitled to holidays and holiday pay in accordance with the Norwegian Holidays Act. The time of taking holidays shall be agreed with the Chairman of the Board. Regular salary and bonus paid out constitute the basis for calculating holiday pay.

DISPUTES

Any dispute that might arise in connection with the employment relations and this contract shall be settled by an arbitration tribunal. Each party shall appoint one arbitrator and the two arbitrators shall appoint the umpire. If a party fails to make any appointment within fourteen days after arbitration has been requested, the arbitrator



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Employment Contract Svein Rennemo                                         Page 3
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shall be appointed by the chief judge of Baerum District Court. The arbitration award shall be final and binding for the parties.

                            Lysaker, 4 November 2002


For Petroleum Geo-Services ASA
Jens Ulltveit-Moe (signed)
Chairman of the Board                                     Svein Rennemo (signed)


[SEAL]

True translation certified

Government Authorized Translator



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Translation from Norwegian



                                    ADDENDUM

                                       TO

                              EMPLOYMENT CONTRACT

                                     BETWEEN

                      PETROLEUM GEO-SERVICES ASA, LYSAKER

                                       AND

                   CEO/GROUP MANAGING DIRECTOR SVEIN RENNEMO


Reference is made to the above mentioned employment contract, dated 4 November 2002.

The following is also to be included in that contract under the heading "Salary etc.":

-    Free private telephone and mobile telephone

-    One free newspaper

This addendum is to have retroactive effect from and including 4 November 2002.

                            Lysaker, 11 February 2003


For Petroleum Geo-Services ASA
Jens Ulltveit-Moe (signed)                                Svein Rennemo (signed)
Chairman of the Board                                CEO/Group Managing Director

[SEAL]

True translation certified

Government Authorized Translator